Exhibit 99.1

Berkshire Hills Reports Second Quarter Results; Dividend Declared

BOSTON, July 23, 2019 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) reported GAAP net income of $25 million, or $0.52 per share, in the second quarter of 2019. The non-GAAP measure of core earnings totaled $32 million, or $0.65 per share. Net non-core charges were primarily related to the acquisition of Willimantic, CT based SI Financial Group, Inc. on May 17, 2019 and are net of discontinued operations. GAAP EPS increased by 2% compared to the prior quarter, while core EPS increased by 8% due to the benefits of the Company’s initiatives.

SECOND QUARTER FINANCIAL HIGHLIGHTS (income statement metrics are compared to the prior quarter):

•	2% increase in GAAP EPS; 8% increase in core EPS
•	2% increase in net revenue from continuing operations
•	3.19% net interest margin
•	56.4% efficiency ratio, improved from 59.5%
•	0.14% net loan charge-offs/average loans
•	0.27% non-performing assets/assets

CEO Richard Marotta stated, “Our teams had a good quarter and contributed to improving the profitability of our operations based on revenue driven positive operating leverage. Several critical initiatives were accomplished in the most recent quarter. We completed the acquisition of SI Financial Group, which added the Savings Institute operations consisting of 23 branches and $1.7 billion in total assets in eastern Connecticut and Rhode Island. This was completed on time and on plan, including the issuance of 5.7 million Berkshire shares as merger consideration. The systems conversion remains targeted for early in the fourth quarter.”

Mr. Marotta continued, “We completed our strategic review and moved forward on several fronts. Our commercial aircraft portfolio is in the process of being sold, and our FCLS national mortgage banking operations are being marketed for sale. We’re seeing the benefits of our efficiency initiatives, and we’re also investing in targeted areas, including our growing SBA lending team. Repurchases of common stock have begun under our recent 2.4 million share repurchase authorization.”

Mr. Marotta concluded with comments about recent governance and culture initiatives. “We were pleased to add three new Board members in June: Baye Adofo-Wilson, Rheo Brouillard, and William Hughes. They represent our newer markets, enhance our diversity, and add new expertise in technology and community development finance. Longtime community organizer and activist, Malia Lazu, was appointed as EVP/Chief Experience and Culture Officer, and SVP Jacqueline Courtwright was promoted to Chief Human Resources Officer. In May, the Bank announced its Be FIRST values program, including initiatives for new community storefronts based around our MyBanker program, a new community deposit and loan product, and enhanced diversity and inclusion programs for employee recruitment and development. In June, over 90% of our employees joined together in our fourth annual Xtraordinary Day of Service, donating more than 6,000 hours of service at 37 projects throughout our footprint. Berkshire Bank was recently named as the winner of the 2019 North American Employee Engagement Award for Social Responsibility.”

1

DIVIDEND DECLARED

The Board of Directors approved a quarterly cash dividend of $0.23 per common share to shareholders of record at the close of business on August 8, 2019, payable on August 22, 2019. The dividend equates to a 3.1% annualized yield based on the $29.85 average closing price of Berkshire Hills Bancorp during the second quarter of 2019. Effective on the same dates, the Board also approved a quarterly cash dividend on preferred stock totaling $0.46 per share. The Board had approved a 5% increase in the common and preferred dividend following the start of the year.

ACQUISITION OF SI FINANCIAL GROUP

Berkshire completed the acquisition of SI Financial Group (“SIFI”) on May 17, 2019. At the acquisition date, SIFI had assets with a gross fair value totaling $1.7 billion and a net fair value of $140 million net of liabilities. Berkshire recorded $176 million in total merger consideration, consisting primarily of the issuance of 5.69 million Berkshire common shares. Goodwill was recorded in the amount of $35 million, and the core deposit intangible was recorded at $18 million. For the first quarter of 2019, SIFI reported $57 million in annualized revenue and $39 million in annualized operating expense. For that period, it recorded a 3.00% net interest margin, with a 4.35% loan yield and a 1.29% interest-bearing deposit cost. Most Berkshire consolidated balance sheet and income statement categories increased as a result of the merger.

Berkshire targets to achieve cost savings related efficiencies totaling approximately $12 million, or 30% of SIFI annualized non-interest expense. The Company continues to expect that it will remain within its target of approximately $23 million in total after-tax transaction costs. Including all purchase accounting and targeted transaction costs the Company estimates that the transaction will be approximately $0.45 dilutive to tangible book value per share. Projected dilution per share is less than originally anticipated due to changes in market conditions affecting purchase accounting.

FINANCIAL CONDITION

Total assets were $13.7 billion at midyear 2019, increasing by $1.5 billion, or 12%, during the quarter and including the SIFI merger. Investment securities increased by $24 million, or 1%. The SIFI merger added $143 million and there were $119 million in net reductions as a result of the Company’s strategic review, along with the integration of the SIFI securities. Total loans increased in the second quarter by $1.0 billion, or 11%, to $9.9 billion including $1.3 billion in SIFI loans. The $178 million portfolio of commercial aircraft loans was designated as held-for-sale. The Company expects to complete the sale of these loans in the third quarter. Total loans decreased organically in the quarter and year-to-date. This reflects the Company’s strategic review and emphasis on adjusting the level and mix of assets to improve capital returns and to integrate the acquired SIFI portfolio. Total deposits increased by $1.4 billion, or 15%, in the second quarter to $10.6 billion including $1.3 billion in SIFI deposits. Payroll related balances decreased by $82 million to $480 million in the second quarter. Deposits increased organically before changes related to SIFI and payroll accounts. Ratio metrics of capital, liquidity, and asset quality improved modestly during the most recent quarter. The SIFI loans were recorded at a $42 million (or 3.1%) discount to gross carrying value, including a $31 million credit discount and an $11 million interest rate discount. Near quarter-end, the Company initiated purchases of common stock under its recently approved 2.4 million share repurchase program. The Company repurchased 110 thousand shares in the second quarter and repurchases are expected to continue. Book value per common share increased by 1% to $34.05 from $33.75 in the most recent quarter, and the non-GAAP measure of tangible book value per common share increased by 3% to $22.25 from $21.66, more than offsetting the dilution from the acquisition.

2

RESULTS OF OPERATIONS

GAAP earnings were $0.52 per share in the most recent quarter, compared to $0.51 in the prior quarter. Results in the second quarter were reduced by non-core charges related to the SIFI acquisition, restructuring charges, and discontinued operations.

The non-GAAP measure of core earnings totaled $0.65 per share in the most recent quarter, increasing by 8% from $0.60 in the prior quarter. Revenue driven positive operating leverage contributed to improving core profitability. This reflected initial benefits from the SIFI acquisition and the Company’s strategic initiatives. The return on equity measured 6.1% in the most recent quarter, and the non-GAAP metric of core return on tangible common equity measured 12.2%.

Compared to the prior quarter, total net revenue from continuing operations increased by $2 million, or 2%, and the non-GAAP measure of core revenue increased by $4 million, or 4%. The net interest margin was 3.19% in the most recent quarter, increasing by 0.02% from the prior quarter, including the benefit of higher accretion related to the SIFI acquisition. Fee income was down 3% from the prior quarter due to lower loan related revenue. Non-interest income decreased due to higher tax credit amortization charges which were more than offset by the benefit to income tax expense from tax credits received on projects completed during the quarter.

Non-interest expense increased quarter-over-quarter including the acquired SIFI operations and higher merger related charges. Compared to the prior quarter, non- interest expense increased by $5 million, or 6%, while the non-GAAP measure of core expense increased by $400 thousand, or 1%. The efficiency ratio improved to 56% from 60%. Excluding SIFI and the FCLS operations, full time equivalent staff decreased to 1,391 at midyear, compared to 1,485 at the start of the year. FCLS staff totaled 416 at midyear, compared to 432 at the start of the year. Staff in the acquired SIFI operations totaled 230 at midyear. The effective income tax rate decreased to 18% in the most recent quarter from 22% in the prior quarter due to higher tax credit benefits resulting from tax credit investment projects that came into service during the quarter. Net of the related amortization charges to non-interest income previously mentioned, these projects contributed $0.01 to earnings per share during the quarter.

3

The FCLS national mortgage banking operations contributed $0.03 in non-core EPS during the most recent quarter, as industry business volumes improved following the decrease in long term interest rates that developed during the quarter. These operations generated $15 million in fee revenue, which was an increase of 56% quarter-over-quarter and 47% year-over-year due to improved market conditions. The Company generated $719 million in held-for-sale residential mortgages in the most recent quarter, compared to $398 million in the prior quarter and to $626 million in the second quarter of 2018. Due to the decision to sell the FCLS operations, they are accounted for as discontinued in the financial statements, and most references to revenue and expense refer to continuing operations and exclude FCLS revenue and expense.

INVESTOR CONFERENCE CALL AND INVESTOR PRESENTATION

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Wednesday, July 24, 2019 to discuss the results for the quarter and provide guidance about expected future results. Prior to the call, the Company will post a presentation at its website with updates on its strategic initiatives. Participants are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10133134. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call, and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of Berkshire’s website at http://ir.berkshirebank.com. Those parties who do not have internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 1-844-792-3726 and asking the Operator to join the Berkshire Hills Bancorp (BHLB) earnings call. A telephone replay of the call will be available through Wednesday, July 31, 2019 by dialing 877-344-7529 and entering access number 10133134. The webcast will be available on Berkshire's website for an extended period of time.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank, a premier regional bank distinguished by its local responsiveness and engagement. With corporate headquarters in Boston, the Company operates in seven Northeastern states, with approximately $13.7 billion in assets and 132 banking offices. Berkshire Bank is recognized for its entrepreneurial approach, relationship customer experience, and distinctive culture embracing and celebrating the diversity of all customers, employees and, suppliers.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements.

4

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included on pages F-9 and F-10 in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense. These measures exclude items which the Company does not view as related to its normalized operations. These items primarily include securities gains/losses, merger costs, restructuring costs, and discontinued operations. Merger costs consist primarily of severance/benefit related expenses, contract termination costs, systems conversion costs, variable compensation expenses, and professional fees. Merger costs in 2018 and 2019 are primarily related to the acquisitions of Commerce Bancshares Corp. and SI Financial Group. Restructuring costs generally consist of costs and losses associated with the disposition of assets and liabilities and lease terminations, including costs related to branch sales. Restructuring costs also include severance and consulting expenses related to the Company’s strategic review. Discontinued operations are the Company’s national mortgage banking operations for which the Company is pursuing sale opportunities. In 2018, the Company recorded $8 million in charges related to the restructuring of banking systems vendor relationships. The Company recorded a $3 million cost for the settlement of an existing legal proceeding with a plaintiff claiming to be representing a class of depositors. Non-core charges in 2018 also included a $1.5 million net charge related to the CEO transition.

Non-core adjustments are presented net of an adjustment for income tax expense. This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to core income. The efficiency ratio is adjusted for non-core revenue and expense items and for tax preference items. The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community.

###

5

CONTACTS

Investor Relations Contact

Erin E. Duggan; Investor Relations Manager; 413-236-3773

Media Contact

Cassandra Giovanni; Corporate Communications Manager; 860-428-9561

TABLE INDEX	CONSOLIDATED UNAUDITED FINANCIAL SCHEDULES
F-1	Selected Financial Highlights
F-2	Balance Sheets
F-3	Loan and Deposit Analysis
F-4	Statements of Income
F-5	Statements of Operations (Five Quarter Trend)
F-6	Average Yields and Costs
F-7	Average Balances
F-8	Asset Quality Analysis
F-9	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Five Quarter Trend)
F-10	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Year-to-Date)

6

BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED - (F-1)

	At or for the Quarters Ended (1)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2019 (2)	2019	2018	2018	2018

PER SHARE DATA
Net earnings per common share, diluted	$0.52	$0.51	$0.31	$0.70	$0.74
Core earnings per common share, diluted (3)	0.65	0.60	0.69	0.72	0.73
Total book value per common share	34.05	33.75	33.30	32.84	32.49
Tangible book value per common share (3)	22.25	21.66	21.15	20.68	20.28
Market price at period end	31.39	27.24	26.97	40.70	40.60
Dividends per common share	0.23	0.23	0.22	0.22	0.22
Dividends per preferred share	0.46	0.46	0.44	0.44	0.44

PERFORMANCE RATIOS (4)
Return on assets	0.79%	0.78%	0.47%	1.08%	1.17%
Core return on assets (3)	1.01	0.92	1.07	1.12	1.18
Return on equity	6.07	5.97	3.61	8.27	8.88
Core return on equity (3)	7.67	7.00	8.09	8.49	8.81
Core return on tangible common equity (3)	12.21	11.44	13.21	14.02	14.68
Net interest margin, fully taxable equivalent (FTE) (5)(6)	3.19	3.17	3.41	3.32	3.50
Fee income/Net interest and fee income from continuing operations	16.20	17.56	15.59	18.06	17.21
Efficiency ratio (3)	56.41	59.54	54.88	52.20	52.42

GROWTH (Year-to-date)
Total commercial loans (organic, annualized)	(10)%	(3)%	6%	5%	5%
Total loans (organic, annualized)	(9)	(4)	9	10	10
Total deposits (organic, annualized)	6	8	3	0	2
Total net revenues from continuing operations (compared to prior year)	1	3	17	22	21
Earnings per common share (compared to prior year)	(20)	(7)	65	28	33
Core earnings per common share (compared to prior year)(3)	(9)	(8)	32	37	36

FINANCIAL DATA (in millions)
Total assets	$13,653	$12,173	$12,212	$12,030	$11,902
Total earning assets	12,343	11,039	11,140	10,957	10,827
Total securities	1,905	1,881	1,919	1,918	1,920
Total loans	9,942	8,947	9,043	8,905	8,710
Allowance for loan losses	62	62	61	58	56
Total intangible assets	603	551	552	553	555
Total deposits	10,566	9,166	8,982	8,766	8,839
Total shareholders' equity	1,779	1,577	1,553	1,532	1,516
Net income	25.4	23.6	14.3	32.2	34.0
Core income (3)	32.1	27.7	32.0	33.1	33.8
Purchase accounting accretion	3.2	1.3	8.2	4.6	7.3

ASSET QUALITY AND CONDITION RATIOS
Net charge-offs (current quarter annualized)/average loans	0.14%	0.15%	0.17%	0.19%	0.21%
Total non-performing assets/total assets	0.27	0.26	0.28	0.30	0.20
Allowance for loan losses/total loans	0.63	0.69	0.68	0.66	0.64
Loans/deposits	94	98	101	102	99
Shareholders' equity to total assets	13.03	12.95	12.72	12.74	12.74
Tangible shareholders' equity to tangible assets (3)	9.01	8.83	8.59	8.53	8.47

(1)	Reconciliations of non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 and F-10.
(2)	The Company acquired SI Financial Group, Inc. on May 17, 2019.
(3)	Non-GAAP financial measure. Core measurements are non-GAAP financial measures that are adjusted to exclude net non-core charges primarily related to acquisitions and restructuring activities. See pages F-9 and F-10 for reconciliations of non-GAAP financial measures.
(4)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(5)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.
(6)	The effect of purchase accounting accretion for loans, time deposits, and borrowings on the quarterly net interest margin was an increase in all quarters, which is shown sequentially as follows beginning with the most recent quarter and ending with the earliest quarter: 0.11%, 0.05%, 0.30%, 0.17%, 0.27%.

F-1

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-2)

	June 30,	March 31,	December 31,
(in thousands)	2019	2019	2018
Assets
Cash and due from banks	$100,588	$98,689	$100,972
Short-term investments	128,718	68,930	82,217
Total cash and short-term investments	229,306	167,619	183,189

Trading security	11,210	11,164	11,212
Marketable equity securities, at fair value	59,121	59,121	56,638
Securities available for sale, at fair value	1,410,535	1,386,768	1,399,647
Securities held to maturity, at amortized cost	364,463	369,331	373,763
Federal Home Loan Bank stock and other restricted securities	59,356	54,624	77,344
Total securities	1,904,685	1,881,008	1,918,604

Loans held for sale	184,810	4,773	2,183

Commercial real estate loans	4,005,347	3,388,139	3,400,221
Commercial and industrial loans	1,987,297	1,957,339	1,980,046
Residential mortgages	2,882,380	2,544,824	2,566,424
Consumer loans	1,066,804	1,057,193	1,096,562
Total loans	9,941,828	8,947,495	9,043,253
Less: Allowance for loan losses	(62,156)	(62,038)	(61,469)
Net loans	9,879,672	8,885,457	8,981,784

Premises and equipment, net	121,619	105,651	106,500
Other real estate owned	154	-	-
Goodwill	553,796	518,325	518,325
Other intangible assets	48,724	32,219	33,418
Cash surrender value of bank-owned life insurance	227,458	191,768	190,609
Deferred tax asset, net	51,118	38,783	42,434
Other assets	238,951	182,720	120,926
Assets from discontinued operations	212,745	165,078	114,259
Total assets	$13,653,038	$12,173,401	$12,212,231

Liabilities and shareholders' equity
Demand deposits	$1,827,016	$1,526,584	$1,603,019
NOW and other deposits	997,685	820,177	1,122,321
Money market deposits	2,811,158	2,743,448	2,245,195
Savings deposits	848,699	731,711	724,129
Time deposits	4,081,398	3,344,495	3,287,717
Total deposits	10,565,956	9,166,415	8,982,381

Senior borrowings	904,814	1,120,189	1,428,298
Subordinated borrowings	96,927	89,562	89,518
Total borrowings	1,001,741	1,209,751	1,517,816

Other liabilities	280,155	204,725	149,519
Liabilities from discontinued operations	26,256	15,505	9,597
Total liabilities	11,874,108	10,596,396	10,659,313

Preferred shareholders' equity	40,633	40,633	40,633
Common shareholders' equity	1,738,297	1,536,372	1,512,285
Total shareholders' equity	1,778,930	1,577,005	1,552,918
Total liabilities and shareholders' equity	$13,653,038	$12,173,401	$12,212,231

Net common shares outstanding	51,045	45,522	45,417

F-2

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-3)

LOAN ANALYSIS

					Organic Annualized Growth % (1)
(in millions)	June 30, 2019 Balance	Acquired Savings Institute Balances (2)	March 31, 2019 Balance	December 31, 2018 Balance	Quarter ended June 30, 2019	Year to Date

Total commercial real estate	$4,006	$624	$3,388	$3,400	(1)%	(1)%
Commercial and industrial loans	1,987	244	1,957	1,980	(44)	(24)
Total commercial loans	5,993	868	5,345	5,380	(17)	(10)

Total residential mortgages	2,882	375	2,545	2,566	(6)	(5)

Home equity	404	58	365	377	(21)	(16)
Auto and other	663	2	692	720	(18)	(16)
Total consumer loans	1,067	60	1,057	1,097	(19)	(16)
Total loans	$9,942	$1,303	$8,947	$9,043	(14)%	(9)%

(1) Non-GAAP financial measure.

(2) The acquired balances for Savings Institute are as of May 17, 2019.

DEPOSIT ANALYSIS

					Organic Annualized Growth % (1)
(in millions)	June 30, 2019 Balance	Acquired Savings Institute Balances (2)	March 31, 2019 Balance	December 31, 2018 Balance	Quarter ended June 30, 2019	Year to Date
Demand	$1,827	$258	$1,527	$1,603	11%	(4)%
NOW and other	998	138	820	1,122	20	(47)
Money market	2,811	190	2,743	2,245	(18)	34
Savings	849	164	732	724	(26)	(11)
Time deposits	4,081	585	3,344	3,288	18	13
Total deposits	$10,566	$1,335	$9,166	$8,982	3%	6%

(1) Non-GAAP financial measure.

(2) The acquired balances for Savings Institute are as of May 17, 2019.

F-3

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2019	2018	2019	2018
Interest and dividend income from continuing operations
Loans	$113,990	$100,254	$219,641	$191,995
Securities and other	15,248	15,230	30,706	29,635
Total interest and dividend income	129,238	115,484	250,347	221,630
Interest expense from continuing operations
Deposits	28,273	17,768	54,895	33,093
Borrowings	9,370	7,424	18,398	13,488
Total interest expense	37,643	25,192	73,293	46,581
Net interest income from continuing operations	91,595	90,292	177,054	175,049
Non-interest income from continuing operations
Mortgage banking originations	278	334	324	472
Loan related income	4,822	6,003	10,825	10,822
Deposit related fees	7,525	7,605	14,383	15,671
Insurance commissions and fees	2,738	2,549	5,591	5,574
Wealth management fees	2,348	2,280	4,789	4,877
Total fee income	17,711	18,771	35,912	37,416
Other	(216)	155	754	1,423
Securities gains/(losses), net	17	718	2,568	(784)
(Loss)/gain on sale of business operations and assets, net	-	(21)	-	460
Total non-interest income	17,512	19,623	39,234	38,515
Total net revenue from continuing operations	109,107	109,915	216,288	213,564
Provision for loan losses	3,467	6,532	7,468	12,107
Non-interest expense from continuing operations
Compensation and benefits	34,779	33,499	68,279	67,346
Occupancy and equipment	9,449	9,224	18,895	18,416
Technology and communications	6,715	7,053	12,972	13,537
Marketing and promotion	1,155	1,084	2,422	2,306
Professional services	3,953	864	6,228	2,560
FDIC premiums and assessments	1,751	1,411	3,390	2,606
Other real estate owned and foreclosures	(2)	1	-	68
Amortization of intangible assets	1,475	1,246	2,675	2,514
Merger, restructuring and other expense	11,155	847	18,170	5,940
Other	6,138	6,298	15,528	11,600
Total non-interest expense	76,568	61,527	148,559	126,893

Income from continuing operations before income taxes	$29,072	$41,856	$60,261	$74,564
Income tax expense	5,118	8,145	12,035	15,482
Net income from continuing operations	$23,954	$33,711	$48,226	$59,082

Income from discontinued operations before income taxes	$2,082	$426	$1,228	$264
Income tax expense	588	106	371	67
Net income from discontinued operations	$1,494	$320	$857	$197

Net income	$25,448	$34,031	$49,083	$59,279
Preferred stock dividend	240	229	480	459
Income available to common shareholders	$25,208	$33,802	$48,603	$58,820

Basic earnings per common share:
Continuing Operations	$0.49	$0.73	$1.01	$1.29
Discontinued Operations	0.03	0.01	0.02	-
Total	$0.52	$0.74	$1.03	$1.29

Diluted earnings per common share:
Continuing Operations	$0.49	$0.73	$1.01	$1.28
Discontinued Operations	0.03	0.01	0.02	-
Total	$0.52	$0.74	$1.03	$1.28

Weighted average shares outstanding:
Basic	48,961	46,032	47,550	45,999
Diluted	49,114	46,215	47,700	46,206

F-4

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (5 Quarter Trend) - UNAUDITED - (F-5)

	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands, except per share data)	2019	2019	2018	2018	2018
Interest and dividend income from continuing operations
Loans	$113,990	$105,651	$111,576	$102,651	$100,254
Securities and other	15,248	15,458	15,119	14,918	15,230
Total interest and dividend income	129,238	121,109	126,695	117,569	115,484
Interest expense from continuing operations
Deposits	28,273	26,622	23,811	21,460	17,768
Borrowings	9,370	9,028	10,118	7,724	7,424
Total interest expense	37,643	35,650	33,929	29,184	25,192
Net interest income from continuing operations	91,595	85,459	92,766	88,385	90,292
Non-interest income from continuing operations
Mortgage banking originations	278	46	148	15	334
Loan related income	4,822	6,003	5,087	7,246	6,003
Deposit related fees	7,525	6,858	7,131	7,004	7,605
Insurance commissions and fees	2,738	2,853	2,479	2,930	2,549
Wealth management fees	2,348	2,441	2,287	2,283	2,280
Total fee income	17,711	18,201	17,132	19,478	18,771
Other	(216)	970	1,666	468	155
Securities gains/(losses), net	17	2,551	(3,023)	88	718
(Loss) on sale of business operations and assets, net	-	-	-	-	(21)
Total non-interest income	17,512	21,722	15,775	20,034	19,623
Total net revenue from continuing operations	109,107	107,181	108,541	108,419	109,915
Provision for loan losses	3,467	4,001	6,716	6,628	6,532
Non-interest expense from continuing operations
Compensation and benefits	34,779	33,500	34,927	31,746	33,499
Occupancy and equipment	9,449	9,446	9,366	9,145	9,224
Technology and communications	6,715	6,257	6,103	7,507	7,053
Marketing and promotion	1,155	1,267	1,224	1,167	1,084
Professional services	3,953	2,275	3,302	1,481	864
FDIC premiums and assessments	1,751	1,639	1,488	1,640	1,411
Other real estate owned and foreclosures	(2)	2	1	(1)	1
Amortization of intangible assets	1,475	1,200	1,202	1,218	1,246
Merger, restructuring and other expense	11,155	7,015	16,006	198	847
Other	6,138	9,390	6,754	5,526	6,298
Total non-interest expense	76,568	71,991	80,373	59,627	61,527

Income from continuing operations before income taxes	$29,072	$31,189	$21,452	$42,164	$41,856
Income tax expense	5,118	6,917	4,384	9,095	8,145
Net income from continuing operations	$23,954	$24,272	$17,068	$33,069	$33,711

Income/(loss) from discontinued operations before income taxes	$2,082	$(854)	$(3,884)	$(1,147)	$426
Income tax expense/(benefit)	588	(217)	(1,075)	(305)	106
Net income/(loss) from discontinued operations	$1,494	$(637)	$(2,809)	$(842)	$320

Net income	$25,448	$23,635	$14,259	$32,227	$34,031
Preferred stock dividend	240	240	229	230	229
Income available to common shareholders	$25,208	$23,395	$14,030	$31,997	$33,802

Basic earnings per common share:
Continuing Operations	$0.49	$0.52	$0.37	$0.72	$0.73
Discontinued Operations	0.03	(0.01)	(0.06)	(0.02)	0.01
Total	$0.52	$0.51	$0.31	$0.70	$0.74

Diluted earnings per common share:
Continuing Operations	$0.49	$0.52	$0.37	$0.72	$0.73
Discontinued Operations	0.03	(0.01)	(0.06)	(0.02)	0.01
Total	$0.52	$0.51	$0.31	$0.70	$0.74

Weighted average shares outstanding:
Basic	48,961	46,113	46,061	46,030	46,032
Diluted	49,114	46,261	46,240	46,263	46,215

F-5

BERKSHIRE HILLS BANCORP, INC.

AVERAGE YIELDS AND COSTS (Fully Taxable Equivalent - Annualized) - UNAUDITED - (F-6)

	Quarters Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2019	2019	2018	2018	2018

Earning assets
Loans:
Commercial real estate	5.01%	4.91%	5.40%	4.67%	5.08%
Commercial and industrial loans	5.79	5.83	5.97	6.22	5.73
Residential mortgages	3.74	3.74	3.72	3.66	3.72
Consumer loans	4.52	4.45	4.52	4.27	4.13
Total loans	4.76	4.73	4.94	4.66	4.73
Securities	3.38	3.46	3.34	3.32	3.45
Short-term investments and loans held for sale	3.37	3.59	3.74	3.82	3.86
Total earning assets	4.51	4.49	4.64	4.41	4.48

Funding liabilities
Deposits:
NOW and other	0.66	0.65	0.59	0.58	0.44
Money market	1.27	1.23	1.10	0.92	0.88
Savings	0.15	0.18	0.16	0.15	0.14
Time	2.06	2.07	1.93	1.76	1.54
Total interest-bearing deposits	1.44	1.44	1.31	1.18	1.02
Borrowings	2.92	2.85	2.67	2.42	2.29
Total interest-bearing liabilities	1.66	1.65	1.55	1.38	1.23

Net interest spread	2.85	2.84	3.09	3.03	3.25
Net interest margin	3.19	3.17	3.41	3.32	3.50

Cost of funds (1)	1.41	1.41	1.31	1.16	1.03
Cost of deposits	1.18	1.19	1.07	0.96	0.83

(1) Cost of funds includes all deposits and borrowings.

F-6

BERKSHIRE HILLS BANCORP, INC.

AVERAGE BALANCES - UNAUDITED - (F-7)

	Quarters Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)	2019	2019	2018	2018	2018
Assets
Loans
Commercial real estate	$3,716,130	$3,377,902	$3,373,936	$3,331,097	$3,316,482
Commercial and industrial loans	2,056,384	1,986,792	1,921,361	1,824,369	1,773,722
Residential mortgages	2,711,348	2,556,299	2,539,592	2,459,943	2,268,886
Consumer loans	1,064,579	1,079,583	1,112,433	1,120,942	1,113,089
Total loans (1)	9,548,441	9,000,576	8,947,322	8,736,351	8,472,179
Securities (2)	1,893,298	1,895,768	1,933,891	1,928,851	1,931,104
Short-term investments and loans held for sale	117,029	67,367	51,827	47,752	36,136
Total earning assets (3)	11,558,768	10,963,711	10,933,040	10,712,954	10,439,419
Goodwill and other intangible assets	555,606	550,966	552,206	554,359	554,591
Other assets	593,917	557,442	494,377	501,739	486,616
Assets from discontinued operations	192,466	115,721	101,464	141,443	130,392
Total assets	$12,900,757	$12,187,840	$12,081,087	$11,910,495	$11,611,018

Liabilities and shareholders' equity
Deposits
NOW and other	$1,053,335	$963,043	$920,225	$844,888	$819,166
Money market	2,474,071	2,378,496	2,339,699	2,348,516	2,524,713
Savings	780,797	736,707	728,853	740,765	749,995
Time	3,593,022	3,429,375	3,229,521	3,274,518	2,878,846
Total interest-bearing deposits	7,901,225	7,507,621	7,218,298	7,208,687	6,972,720
Borrowings	1,415,614	1,351,834	1,566,478	1,363,914	1,382,794
Total interest-bearing liabilities	9,316,839	8,859,455	8,784,776	8,572,601	8,355,514
Non-interest-bearing demand deposits	1,673,560	1,538,767	1,579,013	1,635,564	1,619,470
Other liabilities	215,704	192,119	127,370	132,521	89,933
Liabilities from discontinued operations	18,434	13,962	8,854	11,880	12,650
Total liabilities	11,224,537	10,604,303	10,500,013	10,352,566	10,077,567

Preferred shareholders' equity	40,633	40,633	40,633	40,633	40,633
Common shareholders' equity	1,635,587	1,542,904	1,540,441	1,517,296	1,492,818
Total shareholders' equity	1,676,220	1,583,537	1,581,074	1,557,929	1,533,451
Total liabilities and shareholders' equity	$12,900,757	$12,187,840	$12,081,087	$11,910,495	$11,611,018

Supplementary data
Total average non-maturity deposits	$5,981,763	$5,617,013	$5,567,790	$5,569,733	$5,713,344
Total average deposits	9,574,785	9,046,388	8,797,311	8,844,251	8,592,190
Fully taxable equivalent income adjustment	1,882	1,809	1,763	1,807	2,033
Total average tangible equity (4)	1,120,614	1,032,571	1,028,868	1,003,570	978,860

(1)	Total loans include non-accruing loans.
(2)	Average balances for securities available-for-sale are based on amortized cost.
(3)	Excludes discontinued operations for presentation purposes. Performance ratios are calculated including the impact of discontinued operations.
(4)	See page F-9 for details on the calculation of total average tangible equity.

F-7

BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - UNAUDITED - (F-8)

	At or for the Quarters Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)	2019	2019	2018	2018	2018
NON-PERFORMING ASSETS
Non-accruing loans:
Commercial real estate	$19,366	$18,513	$20,372	$22,639	$10,338
Commercial and industrial loans	9,256	5,614	6,003	4,914	4,029
Residential mortgages	3,579	2,341	2,217	2,683	3,196
Consumer loans	3,570	4,038	3,834	4,401	5,466
Total non-accruing loans	35,771	30,506	32,426	34,637	23,029
Other real estate owned	154	-	-	-	-
Repossessed assets	874	742	1,209	1,069	1,241
Total non-performing assets	$36,799	$31,248	$33,635	$35,706	$24,270

Total non-accruing loans/total loans	0.36%	0.34%	0.36%	0.39%	0.26%
Total non-performing assets/total assets	0.27%	0.26%	0.28%	0.30%	0.20%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$62,038	$61,469	$58,457	$55,925	$53,859
Charged-off loans	(3,966)	(4,579)	(4,029)	(4,471)	(5,714)
Recoveries on charged-off loans	617	1,147	325	375	1,248
Net loans charged-off	(3,349)	(3,432)	(3,704)	(4,096)	(4,466)
Provision for loan losses	3,467	4,001	6,716	6,628	6,532
Balance at end of period	$62,156	$62,038	$61,469	$58,457	$55,925

Allowance for loan losses/total loans	0.63%	0.69%	0.68%	0.66%	0.64%
Allowance for loan losses/non-accruing loans	174%	203%	190%	169%	243%

NET LOAN CHARGE-OFFS
Commercial real estate	$(1,235)	$(752)	$(1,357)	$(3,074)	$(2,079)
Commercial and industrial loans	(995)	(1,580)	(1,538)	(189)	(1,193)
Residential mortgages	(139)	(95)	(108)	61	(632)
Home equity	(300)	(257)	(116)	(242)	108
Auto and other consumer	(680)	(748)	(585)	(652)	(670)
Total, net	$(3,349)	$(3,432)	$(3,704)	$(4,096)	$(4,466)

Net charge-offs (QTD annualized)/average loans	0.14%	0.15%	0.17%	0.19%	0.21%
Net charge-offs (YTD annualized)/average loans	0.15%	0.15%	0.18%	0.19%	0.19%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.20%	0.22%	0.27%	0.38%	0.22%
90+ Days delinquent and still accruing	0.28%	0.23%	0.22%	0.22%	0.40%
Total accruing delinquent loans	0.48%	0.45%	0.49%	0.60%	0.62%
Non-accruing loans	0.36%	0.34%	0.36%	0.39%	0.26%
Total delinquent and non-accruing loans	0.84%	0.79%	0.85%	0.99%	0.88%

F-8

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-9)

		At or for the Quarters Ended
		June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)		2019	2019	2018	2018	2018
Net income		$25,448	$23,635	$14,259	$32,227	$34,031
Adj: Net securities (gains)/losses (1)		(17)	(2,551)	3,023	(88)	(718)
Adj: Net losses/(gains) on sale of business operations and assets		-	-	-	-	21
Adj: Merger and acquisition expense		9,711	1,609	2,792	198	847
Adj: Restructuring expense and other expense		1,444	5,406	1,822	-	-
Adj: Legal settlements		-	-	3,000	-	-
Adj: Systems vendor restructuring costs		-	-	8,379	-	-
Adj: (Income)/loss from discontinued operations before income taxes		(2,082)	854	3,884	1,147	(426)
Adj: Income taxes		(2,385)	(1,223)	(5,185)	(397)	-
Total core income (2)	(A)	$32,119	$27,730	$31,974	$33,087	$33,755

Total revenue from continuing operations		$109,107	$107,181	$108,541	$108,419	$109,915
Adj: Net securities (gains)/losses (1)		(17)	(2,551)	3,023	(88)	(718)
Adj: Net losses/(gains) on sale of business operations and assets		-	-	-	-	21
Total core revenue (2)	(B)	$109,090	$104,630	$111,564	$108,331	$109,218

Total non-interest expense from continuing operations		$76,568	$71,991	$80,373	$59,627	$61,527
Less: Merger, restructuring and other expense (see above)		(11,155)	(7,015)	(4,614)	(198)	(847)
Less: Legal settlements		-	-	(3,000)	-	-
Less: Systems vendor restructuring costs		-	-	(8,379)	-	-
Core non-interest expense (2)	(C)	$65,413	$64,976	$64,380	$59,429	$60,680

(in millions, except per share data)
Total average assets	(D)	$12,901	$12,188	$12,081	$11,910	$11,611
Total average shareholders' equity	(E)	1,676	1,584	1,581	1,558	1,533
Total average tangible shareholders' equity (2)	(F)	1,121	1,033	1,029	1,004	979
Total average tangible common shareholders' equity (2)	(G)	1,080	992	988	963	938
Total tangible shareholders' equity, period-end (2)(3)	(H)	1,176	1,026	1,001	979	961
Total tangible common shareholders' equity, period-end (2)(3)	(I)	1,136	986	961	939	921
Total tangible assets, period-end (2)(3)	(J)	13,051	11,623	11,660	11,477	11,347

Total common shares outstanding, period-end (thousands)	(K)	51,045	45,522	45,417	45,420	45,420
Average diluted shares outstanding (thousands)	(L)	49,114	46,261	46,240	46,263	46,215

Core earnings per common share, diluted (2)	(A/L)	$0.65	$0.60	$0.69	$0.72	$0.73
Tangible book value per common share, period-end (2)	(I/K)	22.25	21.66	21.15	20.68	20.28
Total tangible shareholders' equity/total tangible assets (2)	(H)/(J)	9.01	8.83	8.59	8.53	8.47

Performance ratios (4)
GAAP return on assets		0.79%	0.78	0.47%	1.08%	1.17%
Core return on assets (2)		1.01	0.92	1.07	1.12	1.18
GAAP return on equity		6.07	5.97	3.61	8.27	8.88
Core return on equity (2)	(A/E)	7.67	7.00	8.09	8.49	8.81
Core return on tangible common equity (2)(5)	(A+O)/(G)	12.21	11.44	13.21	14.02	14.68
Efficiency ratio (2)(6)	(C-O)/(B+M+P)	56.41	59.54	54.88	52.20	52.42
Net interest margin		3.19	3.17	3.41	3.32	3.50

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(M)	$2,381	$684	$1,787	$1,374	$2,119
Non-interest income charge on tax-credit investments (8)	(N)	(1,938)	(579)	(1,610)	(1,112)	(1,594)
Net income on tax-credit investments	(M+N)	443	105	177	262	525

Intangible amortization	(O)	$1,475	$1,200	$1,202	$1,218	$1,246
Fully taxable equivalent income adjustment	(P)	1,882	1,809	1,763	1,807	2,033

(1)	Net securities (gains)/losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking total assets less the intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Core return on tangible equity is computed by dividing the total core income adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

F-9

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA - UNAUDITED - (F-10)

		At or for the Six Months Ended
		June 30,	June 30,
(Dollars in thousands)		2019	2018
Net (loss)/income		$49,083	$59,279
Adj: Net securities losses/(gains) (1)		(2,568)	784
Adj: Net (gains) on sale of business operations		-	(460)
Adj: Merger and acquisition expenses		11,320	5,940
Adj: Restructuring expense and other		6,850	-
Adj: (Income) from discontinued operations before income taxes		(1,228)	(264)
Adj: Income taxes		(3,608)	(1,520)
Total core income (2)	(A)	$59,849	$63,759

Total revenue		$216,288	$213,564
Adj: Net securities losses/(gains) (1)		(2,568)	784
Adj: Net (gains) on sale of business operations		-	(460)
Total core revenue (2)	(B)	$213,720	$213,888

Total non-interest expense		$148,559	$126,893
Less: Merger, restructuring and other expense (see above)		(18,170)	(5,940)
Core non-interest expense (2)	(C)	$130,389	$120,953

(in millions, except per share data)
Total average assets	(D)	$12,546	$11,567
Total average shareholders' equity	(E)	1,630	1,521
Total average tangible shareholders' equity (2)	(F)	1,077	965
Total average tangible common shareholders' equity (2)	(G)	1,036	925
Total tangible shareholders' equity, period-end (2)(3)	(H)	1,176	961
Total tangible common shareholders' equity, period-end (2)(3)	(I)	1,136	921
Total tangible assets, period-end (2)(3)	(J)	13,051	11,347

Total common shares outstanding, period-end (thousands)	(K)	51,045	45,420
Average diluted shares outstanding (thousands)	(L)	47,700	46,206

Core earnings per common share, diluted (2)	(A/L)	$1.25	$1.38
Tangible book value per common share, period-end (2)	(I/K)	22.25	20.28
Total tangible shareholders' equity/total tangible assets (2)	(H)/(J)	9.01	8.47

Performance ratios (4)
GAAP return on assets		0.78%	1.03%
Core return on assets (2)	(A/D)	0.97	1.12
GAAP return on equity		6.02	7.79
Core return on equity (2)	(A/E)	7.34	8.38
Core return on tangible common equity (2)(5)	(A+O)/(G)	11.84	14.13
Efficiency ratio (2)(6)	(C-O)/(B+M+P)	57.93	53.72
Net interest margin		3.18	3.43

Supplementary data
Tax benefit on tax-credit investments (7)	(M)	$3,065	$2,715
Non-interest income charge on tax-credit investments (8)	(N)	(2,517)	(2,100)
Net income on tax-credit investments	(M+N)	548	615

Intangible amortization	(O)	2,675	2,514
Fully taxable equivalent income adjustment	(P)	3,691	3,853

(1)	Net securities (gains)/losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking total assets less the intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Core return on tangible equity is computed by dividing the total core income adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

F-10